Exbibit 4.4

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of June 8, 2017, by and among Trinseo Export GmbH, as a  Guarantor (the “Guaranteeing Subsidiary”), Trinseo Materials Operating S.C.A, a company (société en commandite par actions) organized and existing under the laws of the Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 153586 (the “Company”), Trinseo Materials Finance, Inc., a Delaware corporation (“Trinseo Finance” and, together with the Company, the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon, acting through its London Branch, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Issuers, the Guarantors and the Trustee have heretofore executed and delivered an indenture dated as of May 5, 2015 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of (i) €375.0 million aggregate principal amount of 6.375% Senior Notes due 2022, issued on the date thereof (the “Euro Notes”) and (ii) $300.0 million aggregate principal amount of 6.750% Senior Notes due 2022, issued on the date thereof (the “Dollar Notes”, and together with the Euro Notes, the “Initial Notes”) (the Initial Notes and any Additional Notes are collectively referred to as the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture to which the Guaranteeing Subsidiary shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Issuers’ obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”);

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuers, any Guarantor and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuers hereby request that the Trustee join with the Issuers, the Guarantors and the Guaranteeing Subsidiary in the execution of this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Issuers, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined.  The words “herein,”

“hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1.Agreement to Be Bound.  The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2.Guarantee.  The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis.

(a) The aggregate liability of the Guaranteeing Subsidiary for Restricted Obligations (as defined in Schedule I to the Indenture) shall be limited to the amount available for distribution as dividends to the shareholders of the Guaranteeing Subsidiary at the time the Guaranteeing Subsidiary is required to perform under any Transaction Document, provided that this is a requirement under applicable Swiss law at that time and further provided that such limitation shall not discharge the Guaranteeing Subsidiary from its obligations in excess thereof, but merely postpone the performance date thereof until such times as performance is again permitted notwithstanding such limitation. Any and all indemnities and guarantees contained in the Transaction Documents shall be construed in a manner consistent with the provisions herein contained.

(b) In respect of Restricted Obligations, the Guaranteeing Subsidiary shall:

(1) if and to the extent required by applicable law in force at the relevant time use its best efforts to mitigate to the extent possible any obligation with respect to withholding tax in accordance with the Federal Act on Anticipatory Tax of 13 October 1965, as amended (Bundesgesetz über die Verrechnungssteuer) ("Swiss Withholding Tax") to be levied on the Restricted Obligations (and cause its parent and other relevant Affiliates to fully cooperate in any mitigating efforts), in particular through the notification procedure, and promptly notify the Trustee thereof or, if such a notification procedure is not applicable:

(A) deduct Swiss Withholding Tax at the rate of 35 per cent. (or such other rate as in force from time to time pursuant to, in particular, any applicable double taxation treaty) from any payment made by it in respect of Restricted Obligations;

(B) pay any such deduction to the Swiss Federal Tax Administration; and

(C) notify (and the Issuers shall ensure that the Guaranteeing Subsidiary will notify) the Trustee that such a deduction has been made and provide the Trustee with evidence that such a deduction has been paid to the Swiss Federal Tax Administration; and

(2) to the extent such a deduction is made, not be obliged to pay Additional Amounts in relation to any such payment made by it in respect of Restricted Obligations unless such payment is permitted under the laws of Switzerland then in force (it being understood that this shall not in any way limit any obligations of any other Guarantor or the Issuers under any Transaction Document to indemnify the Holders of the Notes and the Trustee in respect of the deduction of the Swiss Withholding Tax). The Guaranteeing Subsidiary shall use its commercially reasonable efforts to ensure that any Person which is, as a result of a deduction of Swiss Withholding Tax, entitled to a full or partial refund of the Swiss Withholding Tax, will, as soon as possible after the deduction of the Swiss Withholding Tax, (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) promptly upon receipt, pay to the Trustee (or to any such other Person as directed by the Trustee) any amount so refunded for application as a further payment of the Guaranteeing Subsidiary under and pursuant to the relevant Transaction Document.

(c) If and to the extent requested by the Trustee and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Holders of the Notes and the Trustee to obtain a maximum benefit under Article X of the Indenture, the Guaranteeing Subsidiary shall, and any parent company of the Guaranteeing Subsidiary being a party to the Indenture shall procure that the Guaranteeing Subsidiary will, promptly implement all such measures and/or promptly procure the fulfillment of all prerequisites allowing it to promptly make the (requested) payment(s) hereunder from time to time, including the following:

(1) preparation of an up-to-date audited balance sheet of the Guaranteeing Subsidiary;

(2) confirmation of the auditors of the Guaranteeing Subsidiary that the relevant amount represents (the maximum of) freely distributable profits;

(3) conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(4) revaluation of hidden reserves (to the extent permitted by mandatory Swiss law);

(5) approval by a shareholders’ meeting of the Guaranteeing Subsidiary of the (resulting) profit distribution; and

(6) all such other measures necessary or useful to allow the Guaranteeing Subsidiary to make the payments agreed hereunder with a minimum of limitations.

ARTICLE III

MISCELLANEOUS

SECTION 3.1.Notices.  All notices and other communications to the Guaranteeing Subsidiary shall be given as provided in the Indenture to any Guarantor, at the address set forth in Section 13.2 of the Indenture, with a copy to the Issuers as provided in the Indenture for notices to the Issuers.

SECTION 3.2.Merger and Consolidation.  The Guaranteeing Subsidiary shall not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than an Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1(f) of the Indenture.

SECTION 3.3.Release of Guarantee.  This Guarantee shall be released in accordance with Section 10.2 of the Indenture.

SECTION 3.4.Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.5.Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THE APPLICATION OF THE PROVISIONS SET OUT IN ARTICLES 86 TO 94-8 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915 IS EXCLUDED. THE PROVISIONS UNDER SECTION 13.10 OF THE INDENTURE IN RESPECT OF SUBMISSION TO JURISDICTION SHALL APPLY TO THIS SUPPLEMENTAL INDENTURE.

SECTION 3.6.Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.7.Benefits Acknowledged.  The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture.  The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

SECTION 3.8.Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.9.The Trustee.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals or statements contained herein, all of which recitals are made solely by the other parties hereto, and the Trustee assumes no responsibility for their correctness.

SECTION 3.10.Counterparts.  The parties hereto may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.11.Execution and Delivery.  The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

SECTION 3.12.Headings.  The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

TRINSEO MATERIALS OPERATING S.C.A., acting through its general partner Trinseo Materials S.à r.l.

By:	/s/ Barry J. Niziolek
	Name:	Barry J. Niziolek
	Title:	Manager

TRINSEO MATERIALS FINANCE, INC.

By:	/s/ Christopher D. Pappas
	Name:	Christopher D. Pappas
	Title:	Chief Executive Officer and President

TRINSEO EXPORT GMBH, as a Guarantor

By:	/s/ Dr. Isabel Hacker
	Name:	Dr. Isabel Hacker
	Title:	Chairperson of the Management (Vorsitzende der Geschaftsführer)

TRINSEO HOLDINGS ASIA PTE. LTD., as a Guarantor

By:	/s/ Dongyu Cai
	Name:	Dongyu Cai
	Title:	Director

[Signature Page to Supplemental Indenture]

TRINSEO (HONG KONG) LIMITED, as a Guarantor

SEALED with the COMMON SEAL of TRINSEO (HONG KONG) LIMITED and SIGNED by Lee Chung Lok and Leong Chin Bown,

/s/ Lee Chung Lok
[Signature of Director]
Director Lee Chung Lok

In the presence of:

/s/ Rachel Lau
[Signature of Witness]

Name of Witness:	Rachel Lau
Address of Witness:	40-50 Tsing Yi Road, Tsing
Yi, Hong Kong
Occupation of Witness:	Administrative Specialist

/s/ Leong Chin Bown
[Signature of Director] Director Leong Chin Bown

In the presence of:

/s/ Alice Chong
[Signature of Witness]

Name of Witness:	Alice Chong
Address of Witness:	Suite 3401-3, 34/F Central
Plaza, 18 Harbour Road, Wanchai, Hong Kong
Occupation of Witness:	Administrative Specialist

[Signature Page to Supplemental Indenture]

TRINSEO DEUTSCHLAND GMBH, as a Guarantor

By:	/s/ Walter Bosschieter
	Name:	Walter Bosschieter
	Title:	Managing Director

By:	/s/ Ralf Irmert
	Name:	Ralf Irmert
	Title:	Managing Director

[Signature Page to Supplemental Indenture]

TRINSEO DEUTSCHLAND ANLAGENGESSELLSCHAFT MBH, as a Guarantor

By:	/s/ Ulrich Alfred Plotzke
	Name:	Ulrich Alfred Plotzke
	Title:	Managing Director

[Signature Page to Supplemental Indenture]

Given under the common seal of

TRINSEO FINANCE IRELAND UNLIMITED,

as a Guarantor

and delivered as a DEED

/s/ Geraldine Lillis
Director Geraldine Lillis

/s/ Walter Bosschieter
Director Walter Bosschieter

[Signature Page to Supplemental Indenture]

TRINSEO FINANCE LUXEMBOURG S.à R.L., as a Guarantor

By:	/s/ David Stasse
	Name:	David Stasse
	Title:	Manager

[Signature Page to Supplemental Indenture]

TRINSEO HOLDING B.V., as a Guarantor

By:	/s/ Walter Bosschieter
	Name:	Walter Bosschieter
	Title:	Director

[Signature Page to Supplemental Indenture]

TRINSEO NETHERLANDS B.V., as a Guarantor

By:	/s/ Walter Bosschieter
	Name:	Walter Bosschieter
	Title:	Director

[Signature Page to Supplemental Indenture]

TRINSEO EUROPE GmbH, as a Guarantor

By:	/s/ Christian Page
	Name:	Christian Page
	Title:	Chairperson of the Management (Vorsitzende der Geschaftsführer)

[Signature Page to Supplemental Indenture]

TRINSEO US HOLDING, INC., as a Guarantor

By:	/s/ Christopher D. Pappas
	Name:	Christopher D. Pappas
	Title:	Chief Executive Officer and President

[Signature Page to Supplemental Indenture]

TRINSEO LLC, as a Guarantor

By:	/s/ Christopher D. Pappas
	Name:	Christopher D. Pappas
	Title:	Chief Executive Officer and President

[Signature Page to Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Joan Doyle
	Name:	Joan Doyle
	Title:	Vice President

[Signature Page to Supplemental Indenture]